Exhibit 99.1

Assured Guaranty Announces Plans to Sell Common Shares in a Public Offering

Hamilton, Bermuda, December 12, 2007 – Assured Guaranty Ltd. (NYSE: AGO) (“Assured”) has announced that it intends, subject to market and other conditions, to initiate a public offering of approximately $300 million of its common shares, plus additional common shares of approximately $45 million that are subject to a 30-day option granted to the underwriters of the offering.  Banc of America Securities LLC and Merrill Lynch & Co. will act as joint book-runners of the offering.

Assured intends to contribute the net proceeds of the offering to its reinsurance subsidiary, Assured Guaranty Re Ltd. (“AG Re”).  AG Re intends to use the proceeds to capitalize on large reinsurance portfolio opportunities which provide capital relief to unaffiliated monoline financial guaranty companies as well as to support the growth of Assured Guaranty Corp. (“AGC”), Assured’s direct financial guaranty subsidiary, by providing reinsurance.  AG Re is AGC’s principal financial guaranty reinsurer.

Copies of the prospectus supplement relating to this offering, when available, may be obtained from Banc of America Securities LLC, Capital Markets (Prospectus Fulfillment) by e-mail to dg.prospectus_distribution@bofasecurities.com or by mail to Banc of America Securities LLC, Capital Markets Operations, 100 West 33rd Street, 3rd Floor, New York, NY 10001 or from Merrill Lynch & Co. by mail to Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or by telephone:  212-449-1000.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.  A shelf registration statement relating to the common shares that Assured Guaranty intends to offer, has previously been filed with, and declared effective by, the Securities and Exchange Commission.  Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

Assured Guaranty Ltd. is a Bermuda-based holding company.  Its operating subsidiaries provide credit enhancement products to the U.S. and international public finance, structured finance and mortgage markets.  More information can be found at www.assuredguaranty.com.

Contact Information:

Sabra Purtill

Managing Director, Investor Relations and Strategic Planning

212-408-6044

441-278-6665

spurtill@assuredguaranty.com

Christopher McNamee

Vice President, Investor Relations

212-261-5509

cmcnamee@assuredguaranty.com